June 17, 2019

VIA E-MAIL

B2Gold Corp. Suite 3100, 595 Burrard Street Three Bentall Centre Vancouver, British Columbia V7X 1J1
Dear Sirs and Mesdames:

B2Gold Corp. – Registration Statement on Form S-8

We are Canadian counsel to B2Gold Corp. (the "Company"). We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the "Registration Statement") on Form S-8 under the United States Securities Act of 1933 (the "Act"). We understand that the purpose of the Registration Statement is to register the offer and sale of up to a maximum of 36,295,758 common shares of the Company (the "Shares") pursuant to the following:

(a)

the exercise of stock options ("Options") granted or to be granted pursuant to the Company’s Incentive Stock Option Plan (Amended and Restated), as amended (the "Option Plan"), such Option Plan having been re-approved by the board of directors of the Company (the "Board") on May 8, 2018 and by the shareholders of the Company (the "Shareholders") on June 8, 2018; and

(b)

the redemption of performance share units ("PSUs") awarded or to be awarded pursuant to the Company’s Performance Share Unit Plan (the "PSU Plan" and, together with the Option Plan, the "Plans"), such PSU Plan having been approved by the Board on May 8, 2019 and by the Shareholders on June 14, 2019.

For the purposes of this opinion we have examined:

(a)

a certificate of an officer of the Company dated June 14, 2019, as to: (i) the approval of the Plans, including the issuance of the Shares pursuant to the provisions of the Plans, by the Board and attaching a copy of the resolutions of the Board relating to such approvals; and (ii) the approval of the Plans by the Shareholders and attaching a copy of the resolutions of the Shareholders relating to such approvals; and

(b) copies of the Plans.

We have also examined and relied upon the corporate records of the Company maintained by us and have considered such matters of law as we believe necessary and relevant to enable us to give, and as the basis for, this opinion. We have, without making any independent investigation, assumed the completeness of such corporate records, the conformity to originals of telecopied, certified and photographically reproduced documents that we have examined and the proper authority of all signatories, other than those on behalf of the Company, and the authenticity of all signatures on documents that have been examined by us.

Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The opinions hereinafter expressed are based on such laws in effect on the date hereof.

As to various questions of fact relevant to the opinions expressed herein, including with regards to the current issued and outstanding common shares, Options, PSUs and other securities of the Company, we have relied upon, and assume the accuracy of the representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Plans will be duly authorized by the Company and will comply with all applicable laws and that any Shares issued on the exercise of Options or the redemption of PSUs, as the case may be, will be exercised or redeemed in accordance with the terms governing such Option or PSU, the Plans and the terms of the applicable grant.

Based upon and subject to the foregoing, we are of the opinion that:

1.

the Shares reserved by the Company for issuance pursuant to the Option Plan will, upon the due and valid exercise by the holder of each such Option in accordance with the terms of the applicable Option grant, the receipt by the Company of payment in full for each such Share to be issued and the issuance of such Shares in accordance with the terms governing such Option and the Option Plan, be validly issued as fully paid and non-assessable common shares of the Company; and

2.

the Shares reserved by the Company for issuance pursuant to the PSU Plan will, upon the grant of PSUs in accordance with the terms of the PSU Plan, the due and valid vesting and redemption of each such PSU in accordance the terms of the applicable PSU grant and the terms of the PSU Plan and the issuance of such Plan Shares in accordance with the terms governing such PSUs and the PSU Plan, be validly issued as fully paid and non-assessable common shares of the Company.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

/s/ Lawson Lundell LLP